UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2010
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 667-8252
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definite Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02	Unregistered Sales of Equity Securities
On May 7, 2010, Grubb & Ellis Company (the “Company”) issued a press release disclosing that it had completed its $30 million offering (the “Offering”) of unsecured 7.95% convertible notes due 2015 (the “Notes”) to qualified institutional buyers pursuant to Section 144A of the Securities Act of 1933, as amended. The Notes are convertible into common stock at an initial conversion price of approximately $2.24 per share, or a 17.5% premium above the closing price of the company’s common stock on May 3, 2010. The conversion rate is subject to adjustment in certain circumstances.
The Company received net proceeds from the Offering of approximately $28 million after deducting expenses. The Company intends to use the net proceeds from the Offering to fund growth initiatives, short-term working capital and for general corporate purposes.
Neither this Form 8-K nor the press release filed herewith as Exhibit 99.1 and incorporated herein by reference shall constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Indenture
In connection with the completion of the Offering, the Company entered into an Indenture, which sets forth the terms and conditions of the Notes, with U.S. Bank National Association, as trustee.
Pursuant to the terms of the Indenture, the Notes shall pay interest at a rate of 7.95% per year payable semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2010. The Notes mature on May 1, 2015.
Holders of the Notes may convert notes into shares of the Company’s common stock at the initial conversion rate of 445.583 share per $1,000 principal amount of the Notes (equal to a conversion price of approximately $2.24 per share of the Company’s common stock), subject to adjustment in certain events, at any time prior to the close of business on the scheduled trading day before the stated maturity date, but will not be adjusted for accrued interest. In addition, following certain corporate transactions, the Company will increase the conversion rate for a holder who elects to convert in connection with such corporate transaction by a number of additional shares of the Company’s common stock as set forth in the Indenture.
No holder of the Notes will be entitled to acquire shares of common stock delivered upon conversion to the extent (but only to the extent) such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of more than 14.99% of the shares of our common stock outstanding at such time. Any purported delivery of shares of the Company’s common stock upon conversion of the notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 14.99% of the shares of common stock outstanding at such time. If any delivery of shares of the Company’s common stock owed to a holder upon conversion of the Notes is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Company that such delivery would not result in it being the beneficial owner of more than 14.99% of the shares of the Company’s common stock outstanding at such time.
The Company may not redeem the notes prior to May 6, 2013. On or after May 6, 2013 and prior to the maturity date, the Company may redeem for cash all or part of the Notes at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.
Under certain circumstances following a fundamental change, the Company will be required to make an offer to purchase all of the Notes at a purchase price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
The Notes will be the Company’s unsecured senior obligations that:
•	rank equally with all of the Company’s other unsecured senior indebtedness;

•	effectively rank junior to any of the Company’s existing and future secured indebtedness to the extent of the assets securing such indebtedness; and

•	will be structurally subordinated to any indebtedness and other liabilities of the Company’s subsidiaries.
The Indenture provides for customary events of default.
Registration Rights Agreement
In connection with the Offering, the Company has entered into a registration rights agreement pursuant to which it has agreed to file with the SEC a shelf registration statement registering the resale of the notes and the shares of common stock issuable upon conversion of the Notes no later than June 30, 2010, and to use commercially reasonable efforts to cause the shelf registration statement to become effective within 85 days of May 7, 2010, or within 115 days of the closing date of the Offering if the registration statement is reviewed by the SEC.
In the event the shelf registration statement is not filed or does not become effective on a timely basis, the Company must pay additional interest on any interest payment due to holders of the Notes in an amount equal to 0.25% of the principal amount of the outstanding Notes to and including the 90th day following any such registration default and 0.50% of the principal amount of the outstanding Notes from and after the 91st day following any such registration default. Such additional interest will accrue until the date prior to the day the default is cured, but no longer than one year from the last date of original issuance of the Notes offered. In addition, once declared effective, the Company will have an obligation to continue to keep the registration statement effective for a certain period of time, subject to certain suspension periods under certain circumstances. In the event that the Company fails to keep the registration statement effective in excess of such permissible suspension periods, the Company will also be obligated to pay additional interest to holders of the Notes.

The foregoing description of the terms of each of the Indenture and the Registration Rights Agreement is only a summary and is qualified in its entirety by reference to the full text of each of the Indenture and the Registration Rights Agreement, both dated of May 7, 2010, both of which are filed herewith as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	The following are filed as Exhibits to this Current Report on Form 8-K:
10.1	Indenture for the 7.95% Convertible Senior Securities due 2015, dated as of May 7, 2010, between Grubb & Ellis Company, as Issuer, and U.S. Bank National Association, as Trustee.

10.2	Registration Rights Agreement, dated as of May 7, 2010, between Grubb & Ellis Company and JMP Securities LLC, as Initial Purchaser.

99.1	Press Release issued by Grubb & Ellis Company on May 7, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Andrea R. Biller
Andrea R. Biller General Counsel and Executive Vice President

Dated: May 7, 2010